Exhibit 99.1

Encouraging Data Presented on Oncophage® Vaccine at International Conference on Brain Tumor Research and Therapy

TRAVEMUNDE, Germany--(BUSINESS WIRE)--May 20, 2010--Antigenics (NASDAQ: AGEN) today announced that data from a multi-center Phase 1/2 clinical trial of Oncophage (vitespen) for recurrent high-grade glioma (brain cancer) was presented at the International Conference on Brain Tumor Research and Therapy. The study was conducted by the Brain Tumor Research Center at the University of California, San Francisco (UCSF).

Data from 32 evaluable patients suggest that vaccination with Oncophage may improve overall survival in patients with recurrent high-grade glioma. An overall median survival of 44 weeks after tumor resection was observed. Approximately 70% of the evaluable patients survived beyond 36 weeks, and 41% survived up to or longer than one year. This is considered a significant achievement in the treatment of recurrent high-grade glioma. In addition, Oncophage was well tolerated, with no serious adverse events attributable to the vaccine.

All patients tested to date exhibited a significant innate immune response following vaccine administration. Furthermore, the majority of these patients showed an adaptive immune response, demonstrated by significant increases in CD8 and CD4 T cell responses. An innate immune response is defined as a generalized response, whereas the adaptive immune response is tumor antigen-specific. Taken together, these immune responses have the potential to kill tumor cells and may lead to patient benefit.

“The results from this trial suggest clear biological activity associated with Oncophage treatment as evidenced by stimulation of robust immune responses in the patients evaluated to date,” said Andrew T. Parsa, MD, PhD, associate professor in the department of neurological surgery at UCSF, and principal investigator of the trial, who presented the update. “Furthermore, I am encouraged that recurrent glioma patients treated with Oncophage are experiencing longer than anticipated survival without treatment-related toxicities. These data could potentially justify advancement into late-stage trials.”

In a separate, more recently initiated Phase 2 trial enrolling patients with newly diagnosed glioma (n=8), there have been no significant toxicities associated with concurrent treatment of Oncophage and Temodar® (Merck: temozolomide), a chemotherapeutic that is the current standard of care. Clinical and immunologic evaluation is ongoing.

Study Details

The Phase 2 portion of the recurrent high-grade glioma trial is designed to enroll approximately 50 patients. The overall goal of this investigator-initiated, multi-center, single-arm, open-label study is to evaluate median overall survival, progression-free survival and immunologic response to vaccine treatment. Patients undergo surgery to remove their tumors, which are then used to manufacture their patient-specific vaccines. Patients receive four weekly doses of Oncophage and then bi-weekly doses thereafter in the absence of disease progression, unacceptable toxicity, or vaccine depletion. To date, side effects observed in this study have been minor and have included injection-site reaction, fatigue, and headaches. The trial is supported in part through a grant from the National Institutes of Health. Last year, the trial was expanded to include New York-Presbyterian Hospital/Columbia University Medical Center and the Brain Tumor and Neuro-Oncology Center at University Hospitals Case Medical Center.

The Phase 2 newly diagnosed glioma trial is designed to enroll about 60 patients. This single-arm, open-label, investigator-initiated trial is designed to evaluate median overall survival, progression-free survival and immunologic response to vaccine treatment. Patients undergo surgery to remove their tumors, which are then used to manufacture their patient-specific vaccines. According to the protocol, patients receive Temodar concurrently with Oncophage once weekly for four consecutive weeks and monthly until vaccine depletion. The trial is supported through a grant from the American Brain Tumor Association and the National Cancer Institute Special Programs of Research Excellence.

Antigenics will assess data from the glioma trials as it matures and is currently assessing potential product registration strategies for Oncophage in this indication in the US and other territories.

About Oncophage

Nearly 800 patients in clinical trials throughout North America and Europe have been treated with Oncophage produced in Antigenics’ commercial facility located in Lexington, Massachusetts. Studies with Oncophage have demonstrated efficacy signals in multiple cancers, including melanoma, glioma, colorectal, pancreatic, renal cell carcinoma, gastric cancer and non-Hodgkins lymphoma.

Oncophage is approved for sale in Russia for the adjuvant treatment of kidney cancer patients at intermediate-risk for disease recurrence.

Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in Phase 2 trials in recurrent and newly diagnosed glioma.

Oncophage has received fast track and orphan drug designations from the US Food and Drug Administration (FDA) for both kidney cancer and metastatic melanoma as well as orphan drug designation from the EMEA for kidney cancer. In 2009, Oncophage also received orphan drug designations from the FDA and EMEA for glioma.

In April 2009, the World Vaccine Congress named Oncophage as the best therapeutic vaccine.

About Brain and Spinal Cord Tumors

The American Cancer Society estimated that 22,070 malignant tumors of the brain or spinal cord would be diagnosed during 2009 in the United States, and that about 12,920 people would die from these tumors. Primary malignant brain tumors are uniformly fatal, and the five-year survival rate for the highest grade of malignant glial neoplasm, glioblastoma multiforme, is less than 2 percent. Brain and spinal cord tumors account for about 1 percent of all cancers and 2 percent of all cancer-related deaths.

About UCSF

UCSF is a leading university that consistently defines health care worldwide by conducting advanced biomedical research, educating graduate students in the life sciences, and providing complex patient care. For more information, please visit www.ucsf.edu.

Dr. Parsa has not received any financial support or travel expense reimbursement for this presentation or for consulting activities on behalf of Antigenics. Dr. Parsa does not have an equity interest in Antigenics or other financial relationship with the company.

About the American Brain Tumor Association

For more than 37 years, the American Brain Tumor Association has provided critical funding to researchers working toward breakthroughs in brain tumor diagnosis, treatment and care, with the ultimate goal of finding a cure. The ABTA is also the recognized resource for comprehensive information and compassionate support for the brain tumor patients, families and caregivers who are living with this disease.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding trial enrollment expectations, availability of data and registrational strategies, the potential of Oncophage to improve overall survival and the potential advantage of Oncophage in effectively generating an immune response. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, that the results of the Phase 2 trials of Oncophage in glioma may be unfavorable; even if the results from these trials are positive, significant additional trials, the outcome of which are uncertain, would be required before submitting an application for marketing approval; decisions by physicians, patients, and regulatory agencies; and the factors described under the Risk Factors section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission for the quarter ended March 31, 2010. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward- looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

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